FOR IMMEDIATE RELEASE
April 10, 2006

Legacy Communications Purchases KYFO (AM) Ogden From Bible Broadcasting

St. George, Utah, April 11, 2006 - AM Radio 1490, Inc, a subsidiary of Legacy Communications, has purchased the assets of KYFO (AM) from the Bible Broadcasting Network. KYFO (AM), 1490kHz is licensed to Ogden, Utah in the Salt Lake/Ogden market and operates 24/7 at 1kw day and night.

Bible Broadcasting Network of Charlotte, North Carolina is headed by Lowell Davey. Legacy Communications, headquartered in St. George, Utah, owns eleven (11) radio stations and is headed by E. Morgan Skinner, Jr.

The call letters of radio station KYFO will switch to KOGN on May 1, 2006 when the station officially changes to commercial status under the FCC rules and becomes a commercial station programming Adult Standards and becomes a CNN Radio News affiliate.

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For further information contact broker John L. Pierce who consulted Legacy on the transaction at (859) 647-0101.